EXHIBIT 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the “Agreement”) is dated as of December 15, 2003, by and between Mylan Laboratories Inc. (the “Company”) and __________________   (“Executive”).

RECITALS:

     WHEREAS, the Company wishes to continue to employ Executive as _________________   , effective December 15, 2003, but may be interested in utilizing Executive in capacities other than as _____________________   in order to avail itself of Executive’s skills and abilities in light of the Company’s business needs.

     NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Employment of Executive. The Company agrees to employ Executive, and Executive accepts employment by the Company on the terms and conditions provided herein.

     2. Effective Date: Term of Employment. This Agreement shall commence and be effective as of the date hereof and shall remain in effect, unless earlier terminated, or extended or renewed, as provided in Section 8 of this Agreement, through March 31, 2006.

     3. Executive’s Compensation. Executive’s “Compensation” shall include the following:

           (a) Base Salary. Executive’s base salary (the “Base Salary”), effective August 1, 2003, shall be _____________   dollars ($_________   ) per annum, payable in accordance with the Company’s normal payroll practices for its executive officers.

           (b) Annual Bonus. Executive shall be eligible to receive, as determined by and at the discretion of the Chief Executive Officer of Mylan Laboratories Inc., an Annual Bonus up to fifty percent (50%) of Executive’s then-current Base Salary.

           (c) Fringe Benefits. Executive shall be eligible for such benefits and perquisites of employment as are generally made available to the Company’s full time employees, in accordance with the terms and conditions of such policies, procedures and benefit plans.

     4. Confidentiality. Executive shall abide by the Confidentiality Agreement previously entered into between the Company and Executive, a copy of which is attached hereto. In addition to Executive’s obligations under the Confidentiality Agreement, Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries and affiliates (collectively the “Mylan Companies”) require a confidential relationship between the Company and Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know how, plans and programs, sources of supply, and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive’s employment with the Company. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company’s interests. For example, and not by way of limitation, during the term of this Agreement and at all times thereafter, except insofar as is necessary consistent with the Company’s business interests:

           (a) Executive will not, directly or indirectly, disclose any Confidential Information;

           (b) Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;

           (c) As to documents which are delivered to Executive or which are made available to him as a necessary part of the working relationships and duties of Executive within the business of the Mylan Companies, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Company;

           (d) Executive will not advise others that the information and/or know how included in Confidential Information is known to or used by the Mylan Companies; and

           (e) Executive will not in any manner disclose or use Confidential Information for Executive’s own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Mylan Companies.

     The obligations set forth in this section survive termination of Executive’s employment and are in addition to any and all rights the Company may have under the Confidentiality Agreement, state or federal statutes or common law.

     5. Non-Competition and Non-Solicitation. Executive agrees that during the term of this Agreement and for twelve (12) months after termination of Executive’s employment with the Company for any reason, or for so long as Executive is receiving payments under Sections 8 (c) or 8 (e), whichever is longer:

           (a) Executive shall not, directly or indirectly, whether for himself or for any other person, company, corporation or other entity be or become employed or associated in any way (including but not limited to the association set forth in i-vii of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies within North America. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Mylan Companies, provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position (other than solely by the voting of his shares or ownership interest), (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

           (b) Executive will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Mylan Companies.

           (c) Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractual or other business relationships between the Mylan Companies and its employees.

     6. Severability. Should a court of competent jurisdiction determine that any section or subsection of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and subsection of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

     7. Injunctive Relief/Extension of Restriction.

           (a) The parties agree that in the event of Executive’s violation of sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages may be difficult or impossible to ascertain and would not constitute an adequate remedy.

           (b) In addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.

           (c) Executive agrees that should either party seek to enforce or determine its rights or assert a claim for breach because of an act of Executive which the Company believes to be in contravention of sections 4 and/or 5 of this Agreement or any subsection thereunder, the duration of the restrictions imposed thereby shall be extended for a time period equal to the period necessary to obtain enforcement of the Company’s rights.

     8. Termination of Employment.

           (a) Resignation. Executive may resign from employment at any time upon ninety (90) days written notice to the Company. During the ninety (90) day notice period Executive will continue to perform Executive’s duties, or such other duties as may be assigned, and shall abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effect a smooth and effective transition to whomever will replace Executive. The Company reserves the right to accelerate the effective date of Executive’s resignation. The Company shall have no liability to Executive in the event of a resignation other than that the Company shall pay Executive’s wages and benefits through the effective date of Executive’s resignation. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment in the event of a resignation.

           (b) Termination For Cause. If the Company desires to terminate Executive’s employment for Cause, as defined herein, it shall give Executive written notice of its belief that acts or events constituting Cause exist. Executive shall have the right within fourteen (14) days of the Company’s giving of such notice to cure the acts, events or conditions which led to such notice being given. In the event of a Termination For Cause, the Company shall have no liability to Executive other than that the Company shall pay Executive’s wages and benefits through the effective date of Executive’s termination. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment in the event of a Termination for Cause.

                 “Cause” shall mean: (i) Executive’s willful and substantial misconduct with respect to the Company’s business or affairs; (ii) Executive’s gross neglect of duties, (iii) Executive’s conviction of a crime involving moral turpitude; (iv) Executive’s conviction of any felony; (v) Executive’s insubordination; or (vi) Executive’s material breach of any provision of this Agreement.

           (c) Termination Without Cause. If the Company terminates Executive without Cause and Executive complies in all respects with his obligations hereunder, then Executive shall be paid his then-current Base Salary through March 31, 2006, or for a period of twelve (12) months following the date of termination, whichever is longer. Executive’s health benefits shall be continued during such payment period at the Company’s cost; provided, however, that in the case of health benefits continuation, the Company’s obligation to provide health benefits shall end at such time as Executive, at his option, voluntarily obtains health benefits through another employer or otherwise in connection with rendering services for a third party. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment in the event of a Termination Without Cause.

           (d) Disability. If in the Company’s discretion Executive has been unable because of medically determinable physical or mental disability to perform the essential functions of Executive’s position, with or without reasonable accommodation, for one hundred eighty (180) calendar days measured from the last full day of Executive’s work, Executive’s employment with the Company shall terminate without any liability or obligation to Executive under any section of this Agreement, except to make the Disability Supplemental Payment, defined below. During such one hundred eighty (180) day period, Executive will be eligible for short term disability benefits in accordance with the Company’s short term disability policy in effect at such time.

                 If Executive is deemed eligible for disability benefits under the Company’s short term or long term disability policy, the Company will supplement Executive’s disability benefits with payments equal to the difference between Executive’s pre-disability Base Salary and Executive’s disability benefits (the “Disability Supplemental Payment”). The Disability Supplemental Payments will be made on the Company’s regular paydays and will be subject to any required withholding. For example, and solely for purposes of illustration, if Executive’s monthly pre-disability Base Salary were $20,833.33 and his disability benefits were $12,500, the monthly gross amount of the Disability Supplemental Payment would be $8,333.33. The maximum aggregate amount of such Disability Supplemental Payments shall not exceed one times Executive’s pre-disability Base Salary.

           (e) Extension or Renewal. This Agreement may be extended or renewed upon mutual agreement of Executive and the Company. Unless this Agreement has already been terminated for reasons stated in Section 8(a), (b), (c) or (d) of this Agreement, and further provided that Executive would otherwise be physically and mentally able to perform the essential functions of Executive’s position as of March 31, 2006, with or without reasonable accommodation, Executive and the Company agree that they shall commence renewal or extension discussions ninety (90) days prior to March 31, 2006.

                 If, by March 31, 2006, the Company has not made an offer to Executive for continued employment with the Company beyond March 31, 2006, Executive’s employment shall terminate as of March 31, 2006, and the Company shall continue to pay Executive his then-current Base Salary in accordance with the Company’s payroll practices, for a period of twelve (12) months. Executive’s health benefits shall also be continued for twelve (12) months at the

Company’s cost; provided, however, that in the case of health benefits continuation, the Company’s obligation to provide health benefits shall end at such time as Executive, at his option, voluntarily obtains health benefits through another employer or otherwise in connection with rendering services for a third party. If this Agreement is not extended or renewed, Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.

           (f) Return of Company Property. Upon the termination of Executive’s employment for any reason, Executive shall immediately return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Executive has concerning the Company’s business. Executive shall also immediately return all keys, identification cards or badges, Company-leased or owned automobile (if any), and other Company property.

           (g) No Duty to Mitigate. There shall be no requirement on the part of Executive to seek other employment or otherwise to mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is otherwise entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.

     9. Indemnification. To the extent not otherwise limited by the Company’s Bylaws, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was an officer, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, and further provided that Executive has not breached this Agreement and satisfies the conditions for indemnification set forth below, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

     The Company’s obligation to indemnify Executive is conditional on the following: (i) promptly after receipt by Executive of notice of the commencement of any Proceeding for which

Executive may be entitled to be indemnified, Executive shall notify the Company in writing of the commencement thereof; (ii) the Company shall have the right to assume, direct and control the defense of any such Proceeding including, but not limited to, the right to select and employ counsel for Executive (which may be the same counsel as counsel for the Company), and the right to determine legal strategy for the defense and/or resolution of such Proceeding. The Company shall not be liable to indemnify Executive for any settlement or other resolution of any Proceeding against Executive that is effected or entered into without the Company’s written consent. If any indemnity payment made to or on behalf of Executive is deemed taxable to Executive, the Company shall make Executive whole for any such tax liability by grossing up reimbursements to Executive or through direct reimbursement for such tax liability.

     10. Efforts. Executive shall devote his full working time and attention to the business and affairs of the Company and to the performance of his duties hereunder, shall serve the Company faithfully and to the best of his ability, and shall use his best efforts to promote the interests of the Company.

     11. Transition and Succession Agreement. Mylan Laboratories Inc. and Executive shall enter into a Transition and Succession Agreement. It is the intent of Executive and the Company that the benefits and compensation paid under this Agreement and the Transition and Succession Agreement shall not be duplicated and that the Executive shall be entitled to the higher of the benefits and compensation payable under this Agreement or under the Transition and Succession Agreement.

     12. General Release as Condition for Post-Employment Payments. In order to receive any payments under Sections 8(c), (d) or (e) of this Agreement, Executive shall be required to execute a general release and waiver of all claims against the Company and its parents, subsidiaries, officers, directors, agents and employees, arising out of or relating in any way to Executive’s employment or termination of employment with the Company, including but not limited to a release and waiver of any and all claims arising under all federal, state or local civil rights statutes, other laws, regulations, or the common law.

     13. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, with a copy by fax if the recipient’s fax number is known, addressed to the respective parties at the following addresses:

THE COMPANY:	Mylan Laboratories Inc
781 Chestnut Ridge Road
Morgantown, West Virginia 26504-4310
Attention: President

With a copy to:	Mylan Laboratories Inc
781 Chestnut Ridge Road
Morgantown, West Virginia 26504-4310
Attention: Chief Legal Officer

EXECUTIVE:

     Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

     14. Withholding. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

     15. Modification. This Agreement may be modified only by a written instrument duly executed by or on behalf of the parties hereto.

     16. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

     17. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

     18. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive’s employment with the Company or the termination of said employment, including but not limited to statutory claims for discrimination, shall, at the Company’s option, be resolved by litigation or arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes except that the parties shall be entitled to engage in all forms of discovery permitted under the Pennsylvania Rules of Civil Procedure (as such rules may be in effect from time to time). The hearing of any such dispute will be held in Morgantown, West Virginia, or Pittsburgh, Pennsylvania, at the Company’s discretion, and the parties shall bear their own costs, expenses and counsel fees, and shall divide between them evenly the arbitrator’s compensation and administrative fees, regardless of which party prevails in the arbitration. Executive and Company agree for themselves, their employees, successors and assigns and their accountants, attorneys and experts that any arbitration hereunder will be held in complete confidence and, without the other party’s prior written consent, will not be disclosed, in whole or in part, to any other person or entity except as may be required by law. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforced upon confirmation by a court of competent jurisdiction. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.

     19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

     20. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above mentioned.

MYLAN LABORATORIES INC	EXECUTIVE:

By: /s/ Robert J. Coury

Its: Vice Chairman and CEO